EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-133926 and No. 333-126614) pertaining to the CryoCor, Inc. 2005 Equity Incentive Plan, 2000 Stock Option Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan of our report dated February 21, 2007 with respect to the consolidated financial statements of CryoCor, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG, LLP

San Diego, California

March 29, 2007